AR394A.2-NQS 1 Midland National Life Insurance Company 8300 Mills Civic Parkway, West Des Moines, IA 50266 Customer Service Center 866-270-9564 Non-Qualified Stretch Contract Endorsement This Non-Qualified Stretch Contract Endorsement (“Endorsement”) is made a part of the Contract to which it is attached and is subject to all of the provisions of that Contract, except as otherwise stated herein. In the event of any conflict with any provision of this Endorsement and the provisions of the Contract, the provisions of this Endorsement shall prevail over the provisions of the Contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. This Endorsement is effective as of the Endorsement Issue Date and will remain in effect until the Contract is terminated. Notwithstanding any other provision in this Endorsement or the Contract to which it is attached, the Contract and this Endorsement will in all events be interpreted and administered in accordance with section 72(s) of the Internal Revenue Code of 1986, as amended (the “Code”). We retain the right to process any payments, including distributions, as required by section 72(s). Additionally, we retain the right to amend this endorsement to comply with any applicable law changes, regulations, or other guidance applicable to the administration of payments under a Contract, purchased as a Non-Qualified Stretch Contract. This Endorsement should be read in conjunction with the Contract and any other Rider or Endorsement made a part of your annuity Contract. BENEFIT This Endorsement provides information on Non-Qualified Stretch Payments and Death Benefits and modifies certain provisions of the Contract for Contract Owners who purchased the Contract as a Non-Qualified Stretch Contract. Premium payments for Non-Qualified Stretch Contracts must be received in the form of death benefit proceeds from another non-qualified annuity contract through a tax-free exchange pursuant to Section 1035 (the “Exchanged Contract”). Contracts purchased as Non-Qualified Stretch Contracts are intended to comply with the Code’s rules for post-death payments to beneficiaries. DEFINITIONS The following words used in this Endorsement are key words and capitalized when used. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. Owner The natural person who was the designated beneficiary of any death benefit proceeds under the Exchanged Contract as chosen by the deceased owner of the Exchanged Contract (“Deceased Owner”). The Owner may not be a non-natural entity such as a trust, estate, or corporation. Beneficiary The person(s) designated by the Owner to receive any Death Benefit under the terms of the Contract. The Beneficiary may not be a non-natural entity such as a trust, estate, or corporation or the Owner’s spouse. Stretch Payments Payments made under the Non-Qualified Stretch Contract in accordance with the requirements of Section 72(s) over a period not extending beyond the life expectancy of the Owner and that commence (under this Contract or the Exchanged Contract) not later than one year after the owner of the Exchanged Contract died. If payments commenced under the Exchanged Contract, the Stretch

AR394A.2-NQS 2 Payments will be made under the Non-Qualified Stretch Contract for the remaining period under the Exchanged Contract, subject to the ability to receive part or all of the Non-Qualified Stretch Contract. If payments did not commence under the Exchanged Contract, the Stretch Payments will be made over the life of the Owner. DESIGNATION OF BENEFICIARY The Owner may select a Beneficiary entitled to receive the available remaining Death Benefit under the Non-Qualified Stretch Contract upon the death of the Owner. The Beneficiary may elect to receive his or her interest in a single sum or over the remaining distribution period initially selected by the Owner. DISTRIBUTION OF STRETCH PAYMENTS—OWNER The entire interest in the Contract must be paid over a period not extending beyond the Owner’s life expectancy as defined by the Code (the “Stretch Payout Period”). To comply with Section 72(s) the Stretch Payout Period must begin no later than one year after the date of the Deceased Owner’s death and the Non-Qualified Stretch Payments will be made to the Owner at least annually. If the Contract is funded through a Section 1035 exchange in the calendar year of the Deceased Owner’s death, the initial Stretch Payment will be based on the exchange proceeds contributed to the Contract and the life expectancy of the Owner in the calendar year of the Deceased Owner’s date of death. If the Contract is funded through a Section 1035 exchange in a calendar year after the calendar year of the Deceased Owner’s date of death, the initial Stretch Payment will be based on the exchanged proceeds contributed to the Contract and the life expectancy of the Owner in the calendar year of the Deceased Owner’s date of death reduced by the number of calendar years since the Deceased Owner’s date of death. Subsequent Stretch Payments will be based on the previous year-end value of the Contract and the remaining Stretch Payout Period. If any value remains in the Contract at the end of the Stretch Payout Period, the remaining value will be paid in a lump sum to the Owner. Notwithstanding any prior distribution election, a Owner may at any time (a) withdraw the entire remaining value of the Contract in a single sum, or (b) withdraw additional amounts which may result in the reduction of future payments because of the reduction of the value of the Contract. DEATH OF OWNER If the Owner dies before the full distribution of the interest in the Contract, the Beneficiary may continue to receive the Stretch Payments over the Stretch Period or may elect to receive a lump sum payment. If the Owner did not name a Beneficiary, the Owner’s estate may continue to receive the Stretch Payments, or the estate’s representative may elect to have the estate receive a lump sum payment. Stretch Payments are required to continue at least as rapidly as required before the Owner’s death. If any value remains in the Contract at the end of the Stretch Payout Period, the remaining value will be paid in a lump sum to the Beneficiary or Owner’s estate. No other payment options could be elected at the time of the Owner’s death. TERMINATION This Endorsement will terminate upon termination of the Contract. EFFECT OF ENDORSEMENT This Endorsement is intended to limit the rights under a contract to the extent necessary to ensure compliance with section 72(s) of the Code. Accordingly, nothing in this endorsement should be construed as creating additional distribution options or other rights not otherwise expressly set forth in the Contract. MISCELLANEOUS Except as modified by this Endorsement, the provisions of the Contract also apply to this Endorsement. President Secretary